UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 29, 2022 (September 27, 2022)
Microvast Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38826	83-2530757
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)
12603 Southwest Freeway, Suite 210
Stafford, Texas 77477
(Address of principal executive offices, including zip code)
281-491-9505
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	MVST	The NASDAQ Stock Market LLC
Redeemable warrants, exercisable for shares of common stock at an exercise price of $11.50 per share	MVSTW	The NASDAQ Stock Market LLC

Item 1.01 Entry into a Material Definitive Agreement.

On September 27, 2022, Microvast Power Systems Co. Ltd. (the “Borrower”) a wholly-owned indirect subsidiary of Microvast Holdings, Inc. (the “Registrant”), entered into a fixed asset syndicated loan agreement (the “Syndicated Loan Agreement”) with several banks and other financial institutions in China, including Bank of China Limited Huzhou Branch as the lead bank (the “Lead Bank”), China Construction Bank Huzhou Branch as the joint lead bank (the “Joint Lead Bank”) and Huzhou Bank Co. and China Zheshang Bank Huzhou Branch (collectively with the Lead Bank and the Joint Lead Bank, the “Lenders”).

The Syndicated Loan Agreement provides for a project loan of up to RMB 800.0 million (approximately USD $111.1 million at the current exchange rate) at a floating interest rate equal to the lending rate published by the National Interbank Funding Center plus 115 basis points. The availability period for the withdrawal of funds is September 27, 2022 through June 9, 2023. The initial interest rate is anticipated to be approximately 4.8% per annum.

The terms and conditions of the Syndicated Loan Agreement require the Borrower to repay the principal amount drawn on a specified schedule, such that all outstanding amounts will be repaid as set forth in the table below. The loan proceeds may only be used for expenditures related to the ongoing battery cell, module and pack manufacturing capacity expansion project at the Borrower’s facility in Huzhou, China.

SYNDICATED LOAN AGREEMENT
Amount Available For Withdrawal	Repayment Date	Repayment Amount
RMB 800 million	June 10, 2023	RMB 30 million
	December 10, 2023	RMB 70 million
	June 10, 2024	RMB 100 million
	December 10, 2024	RMB 100 million
	June 10, 2025	RMB 100 million
	December 10, 2025	RMB 100 million
	June 10, 2026	RMB 150 million
	December 10, 2026	RMB 150 million

The Syndicated Loan Agreement contains certain customary representations and warranties, affirmative covenants and events of default, including, among other things, payment defaults, breach of representations and warranties, covenant defaults, insolvency and change of control. If such an event occurs, the Lenders are entitled to take various actions, including the unconditional right to accelerate the amounts due under the Syndicated Loan Agreement and all other actions that a secured creditor is permitted to take following a default. The Syndicated Loan Agreement is secured by the land and buildings at the Borrower’s manufacturing facility in Huzhou, China.

In addition, the following are conditions precedent to the Borrower’s ability to make withdrawals under the Syndicated Loan Agreement: (i) perfection of security interest under the security documents; (ii) evidence that the Borrower has self-funded at least RMB 500.0 million into the project; (iii) obtaining all permits for the construction project; and (iv) issuance of a commitment letter by Huzhou SaiYuan Equity Investment Partnership Limited (“SaiYuan”) agreeing to restructure the maturity of the Borrower’s outstanding RMB 500.0 million convertible bonds and subordinating a portion of such repayments to the Syndicated Loan Agreement.

On September 27, 2022, in connection with the above, SaiYuan issued a commitment letter agreeing to restructure the maturity of the Borrower’s outstanding RMB 500.0 million convertible bonds as follows: (i) RMB 100.0 million will be repaid, together with interest accrued on or before November 10, 2022, (ii) RMB 100.0 million will be repaid, together with interest accrued, on or before December 31, 2022, and (iii) the remaining RMB 300.0 million will be repaid, together with interest accrued, on or before January 31, 2027. If the Borrower fails to make the foregoing repayments on or before the due date, the applicable interest rate will be increased to 12% following the applicable due date. The remaining terms and conditions of the convertible bonds are unchanged.

The previous SaiYuan repayment schedule is described in Note 9 — Bonds Payable to the Company’s most recent quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on August 11, 2022. The table is reproduced below, together with the new maturity dates and repayment amounts.

SAIYUAN CONVERTIBLE BONDS
Issuance Date	Subscribed Amount	Original Maturity Date	Original Repayment Amount	New Maturity Date	New Repayment Amount	Annual Interest Rate
February 1, 2019	RMB 200 million	June 30, 2023	RMB 200 million	November 10, 2022	RMB 100 million	3% - 4%
				December 31, 2022	RMB 100 million
December 31, 2018	RMB 200 million	April 28, 2024	RMB 100 million	January 31, 2027	RMB 300 million	0% - 4%
		July 11, 2024	RMB 50 million
		October 1, 2024	RMB 50 million
January 1, 2020	RMB 100 million	April 13, 2026	RMB 100 million			3% - 4%

Following receipt of the SaiYuan commitment letter, the Borrower believes all conditions precedent to the Borrower’s ability to make withdrawals under the Syndicated Loan Agreement have been satisfied.

The foregoing description of the Syndicated Loan Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the complete text of the Syndicated Loan Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)Exhibits

Exhibit No.	Description
10.1	English Translation of Syndicated Loan Agreement dated September 27, 2022.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2022	MICROVAST HOLDINGS, INC.

	By:	/s/ Craig Webster
	Name:	Craig Webster
	Title:	Chief Financial Officer